Exhibit 23.1: Consent of Independent Registered Public Accounting Firm — Piltz, Williams, LaRosa & Co.
We consent to the use of our reports, dated January 25, 2006, in Form 10-K filing of Peoples Financial Corporation.

/s/ Piltz, Williams, LaRosa & Co.

PILTZ, WILLIAMS, LAROSA & CO.
Biloxi, Mississippi
February 16, 2007